SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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BOINGO WIRELESS, INC.
(Name of registrant as specified in its charter)

IDES CAPITAL MANAGEMENT LP
IDES CAPITAL OPPORTUNITIES FUND, LP
IDES CAPITAL ADVISORS LLC
IDES CAPITAL PARTNERS LP
IDES CAPITAL GP LLC
DIANNE MCKEEVER
ROBERT LONGNECKER
KAREN FINERMAN
BRADLEY STEWART
(Name of person(s) filing proxy statement, if other than the registrant)
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Ides Capital Management LP ("Ides Capital") together with the other participants named herein has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of the individuals nominated by Robert Longnecker, a Partner and Director of Ides Capital, at the upcoming 2016 annual meeting of stockholders of Boingo Wireless, Inc.

On May 16, 2016, Ides Capital issues the following press release:

Ides Capital Releases Investor Presentation Detailing Opportunity to Drive
Stockholder Value at Boingo
Highlights Troubling Inconsistencies in Boingo's Peer Group Selection, Misalignment between Management Incentive Structures and Stockholders' Interests and Failure to Address Corporate Governance Concerns
Believes New Perspectives Needed on Boingo Board to Drive Stockholder Value by Restoring Credibility, Improving Operational Performance and Strengthening Corporate Governance
Urges Boingo Stockholders to Vote FOR Ides' Nominees on the GOLD Proxy Card Today
May 16, 2016 10:38 AM Eastern Daylight Time
NEW YORK--(BUSINESS WIRE)--Ides Capital Management LP ("Ides Capital") today issued a presentation highlighting the need for change at Boingo Wireless, Inc. (NASDAQ: WIFI) ("Boingo" or "the Company") as well as the significant value creation opportunity at the Company.
Dianne McKeever, Chief Investment Officer of Ides, said: "We are extremely concerned that Boingo has failed to take any meaningful steps to address the Company's severe stock price underperformance and the operational and governance issues that are hindering the creation of long-term value for stockholders. In our view, addressing these issues could result in Boingo achieving a stock price of up to 100% greater than its current value.
The Company's recent actions are illustrative of the fact that it is disconnected from stockholders' reality. Following Boingo's disappointing first quarter earnings report on May 5th – which the Company referred to as "outstanding" – Boingo's stock declined sharply, closing down roughly six percent the following day and trading down nearly 10 percent in the ensuing days. This episode illustrates how the Boingo Board and management refuse to be held accountable for the Company's underperformance and how indifferent they apparently are to the losses suffered by stockholders. We urge fellow stockholders to vote FOR Ides' two highly qualified director nominees – Karen Finerman and Bradley Stewart – to bring the fresh perspectives and ideas that are so badly needed on Boingo's Board."
Key points in Ides' presentation include:
●	Boingo's proxy peer group has proven to be a moving target, with dramatic annual changes, and was even omitted from 2012 executive compensation considerations
o
In fact, on May 10th, less than two weeks after it filed its 2016 proxy, the Company announced a new, drastically smaller peer group of eight companies, seven of which were not contained in the 2016 proxy peer group

●
Boingo's assertion in its 2016 proxy statement that its executives "primarily" sell stock to "cover taxes" is, we believe, inconsistent with the reality that CEO David Hagan has sold 82% of his vested stock options and restricted stock unit (RSU) awards

●
The Company's Board has refused to implement any of Ides' suggestions for improving corporate governance, instead asserting that existing governance controls are "quite good" for Boingo's size, and noting that it is in "no rush" to improve governance at the Company

●
The Board, especially the Compensation Committee currently chaired by incumbent director Charles Boesenberg, has failed to adequately oversee executive compensation and has not aligned compensation structure with stockholders' interests

o	Performance-based executive compensation is almost exclusively tied to time and revenue growth, and CEO Hagan receives the bulk of his total compensation just for showing up to work
o
Furthermore, the Board's Compensation Committee has created a no-lose situation for management by shifting from a compensation plan exclusively focused on Options to one focused on RSUs, which ultimately eliminates nearly all ties to stock price appreciation

Vote FOR Ides' Nominees Karen Finerman and Bradley Stewart on the GOLD Proxy Card Today.
The full text of Ides' presentation can be found at this link: http://www.okapivote.com/boingo/
About Ides Capital Management LP
Ides Capital Management LP is a New York-based investment advisor focused on small and mid-capitalization public companies that are deeply undervalued and provide a margin of safety. Ides seeks to constructively engage with management teams and corporate boards to implement positive changes to drive long-term value to the benefit of all stockholders and to improve corporate governance practices, including a strong focus on boardroom diversification.
Contacts
Investor:
Okapi Partners
Bruce H. Goldfarb / Patrick McHugh / Lydia Mulyk
212-297-0720
or
Media:
Sloane & Company
Dan Zacchei / Joe Germani
212-486-9500
Dzacchei@sloanepr.com or Jgermani@sloanepr.com